SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PACIFIC MERCANTILE BANCORP
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Proxy Solicitation Script – 2012 Annual Meeting of Shareholders

Hi this is                     . I’m calling regarding the shares you hold in Pacific Mercantile Bancorp. The Company is holding its annual meeting on May 17. Your vote in favor of the Company’s proposals is very important. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of the Company’s proposals.

Message – Questions, Not Voted Yet

Solicitor:	Have you had a chance to review the company’s proxy statement?

Shareholder:	No.

Solicitor:	Please let me take a moment to give you some background on the Company’s proposals and tell you why your vote in favor is so important. In addition to the election of directors, the Company is asking shareholders to approve an amendment to the Company’s by-laws to increase the authorized number of directors to a minimum of 7 and a maximum of 13, with the exact number within that range to be determined by the Board of Directors.

Shareholder:	That seems pretty simple. Won’t my broker just vote my shares for me?

Solicitor:	No, your broker can no longer vote on the election of directors or other non-routine proposals without instructions from you. If you want your shares to be voted, you must direct your broker how to cast the vote.

Shareholder:	Okay. Then tell me about the directors.

Solicitor:	There are 8 nominees for election to the board of directors this year. Each nominee, if elected, will serve a one-year term expiring at the 2013 annual meeting or until their successors are duly elected and qualified. The 8 nominees are:

Raymond Dellerba	Andrews Phillips
George Argyros	Daniel Strauss
Warren Finley	John Thomas
Neil Kornswiet	Gary Williams

You can find more biographical information about each director starting on page 7 of your proxy statement.

Pacific Mercantile Bancorp

2012 Annual Meeting

Proxy Solicitation Script

Shareholder:	Are all the board members independent?

Solicitor:	The Board has determined that, with the exception of Messrs. Dellerba, Argyros and Kornswiet, all of its members are independent under the definition of independence set forth in NASDAQ’s listed company rules. In addition, all of the members of the standing committees of the Board are independent directors and all of the members of the Audit Committee also meet the enhanced independence requirements.

Shareholder:	How are board members compensated?

Solicitor:	The Proxy Statement contains, on page 23, a detailed, but easy to read, description of the compensation paid to directors and it will be more understandable than if we tried to explain it to you over the phone.

Shareholder:	Do the directors get stock options?

Solicitor:	Non-management directors are, from time to time, granted stock options pursuant to the Company’s shareholder-approved stock incentive plans. However, no options were granted to any of the directors in 2011.

Shareholder:	What vote is required to elect each director?

Solicitor:	The eight nominees for election as directors who receive the greatest number of votes will be elected directors.

Shareholder:	How does the board recommend I vote?

Solicitor:	The Board of Directors recommends you vote “FOR” each nominee.

Shareholder:	Okay, so now tell me about the other proposal.

Solicitor:	Currently, the Company’s Bylaws provide that the authorized number of the directors of the Company can range from a minimum of 5 to a maximum of 9 directors, with the exact number of authorized directors within that range to be determined from time to time by resolution adopted by the Board of Directors.

The Board of Directors has approved an amendment to Section 2 of Article III of the Company’s Bylaws, to increase the authorized number of directors to a minimum of 7 directors and a maximum of 13 directors. The exact number of directors within that range will continue to be determined by the Board of Directors. To be effective, this amendment requires the approval of the holders of a majority of the Company’s voting shares entitled to be voted at the Annual Meeting.

Shareholder:	Why does the Company want to increase the size of the board?

Solicitor:	As we previously announced, on March 2, 2012 the Company and the Carpenter Funds entered into an Amended and Restated Common Stock Purchase Agreement, which provides that, subject to the satisfaction of certain conditions, the Company will sell to the Carpenter Funds and the Carpenter Funds will purchase from the Company a total of 4,201,277 shares of the Company’s common stock, at a per share purchase price of $6.26, in cash, resulting in a total purchase price of $26.3 million.

Pacific Mercantile Bancorp

2012 Annual Meeting

Proxy Solicitation Script

The Company agreed that if the sale of those shares was consummated, the Carpenter Funds would become entitled to designate three individuals, who are reasonably acceptable to the Company’s Board of Directors and meet bank regulatory standards applicable to directors of banks and bank holding companies, to be appointed to serve as members of the Board until the next annual meeting of shareholders. Since there will be no more than one vacancy on the Board of Directors after the Annual Meeting, it is necessary to increase the maximum number of authorized directors from nine (9) to at least eleven (11) directors in order to add the three Carpenter Funds’ designees to the Board.

On April 20, 2012, the Carpenter Funds purchased and, as agreed, the Carpenter Funds paid the Company $26.3 million in cash for those shares and the Company is asking shareholders to approve the Bylaw amendment to enable the Company to fulfill its agreement to add the Carpenter Fund’s three designees to the Board.

Shareholder:	Why should I vote in favor of the proposal?

Solicitor:	The Directors believe that the increase in the authorized number of directors is in the best interests of the Company. Among other things, the Directors believe that the addition of the three Carpenter Fund designees will further strengthen the Board.

Two of the designees, Edward J. Carpenter and John D. Flemming, have extensive knowledge about banking in general and the southern California banking market in particular, and the third designee, Michael P. Hoopis, has extensive experience formulating and implementing growth strategies in his capacities as a CEO and director of public companies. In addition, the increase in the maximum authorized number of directors to 13 will give the Company greater flexibility to recruit at least one more qualified director to serve on the Board in the future who could further extend the Board’s experience and expertise. This Bylaw amendment would also give the Company the ability to attract up to two additional independent directors if the need arises to maintain its listing on the NASDAQ Stock Market. Under NASDAQ rules the Company must have at least a majority of independent directors on its Board and the Board’s audit and compensation committees are required to be comprised solely of independent directors.

Shareholder:	How is the Company using the money from the sale of the shares to the Carpenter Funds?

Solicitor:	The proceeds of the $26.3 million common stock sale are being used to strengthen the capital position of the Company and the Bank primarily for the purpose of facilitating the Company’s resumption of its growth strategy.

Shareholder:	What vote is required to approve the Bylaw amendment?

Solicitor:	Approval of the Bylaw amendment requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, inclusive of the shares which the holders of the Series B Preferred Shares are entitled to vote on an “as-if converted” basis, voting together with our common shareholders as a single class.

Shareholder:	How does the Board recommend I vote?

Solicitor:	The Board of Directors recommends a vote “FOR” approval of the Bylaw amendment.

Solicitor:	Do you have any other questions regarding the Company’s proposals?

(Answer any questions and then go to closing).

Solicitor:	Thank you for your time today. Please remember that your vote in favor of the Company’s proposals is very important – for the Company and for you. Please vote today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565. Have a good (day, evening, afternoon, etc.)

Pacific Mercantile Bancorp

2012 Annual Meeting

Proxy Solicitation Script

VOTING

Registered Shareholders

You still have time to vote by telephone or over the internet. To vote over the internet, please log on to the website shown on your proxy card and follow the steps outlined on the secure website. For telephone voting please call the toll free number shown on your proxy card and follow the instructions provided on the recorded message.

Street Name Shareholders

You still have time to vote by telephone or over the internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote over the internet, please go to the website shown on your voting instruction form. There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions

Proxy Solicitation Script – 2012 Annual Meeting of Shareholders

Opening for all Calls - ALREADY VOTED

Hi this is                     . I’m calling regarding the shares you hold in Pacific Mercantile Bancorp. The Company is holding its annual meeting on May 17. Your vote in favor of the Company’s proposals is very important. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of the Company’s proposals.

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	Yes.

Solicitor:	Do you have any questions regarding the Company’s proposals?

Shareholder:	No.

Solicitor:	Have you voted your proxy?

Shareholder:	Yes.

Solicitor:	May I ask how you voted?

NOTE TO SOLICITORS:

Already voted “For” - If the shareholder has voted in favor – thank them for their support and go to closing.

Already voted “Against” - If the shareholder has voted against the Company’s proposals, politely ask what their objections are. Refer back to the script to try and sway the shareholder to change their vote. If they do not want to change their vote, please provide the call center supervisor with the shareholder contact information so we can pass it on to the Company.

Pacific Mercantile Bancorp

2012 Annual Meeting

Proxy Solicitation Script

Haven’t voted yet – If the shareholder hasn’t voted yet, remind them their vote is extremely important and that the annual meeting is on May 17.

Solicitor:	Thank you for your time today. Please remember that your vote in favor of these proposals is very important – for the Company and for you. Please vote today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565. Have a good (day, evening, afternoon, etc.)

Proxy Solicitation Script – 2012 Annual Meeting of Shareholders

Opening for all Calls - ALREADY VOTED

Hi this is                     . I’m calling regarding the shares you hold in Pacific Mercantile Bancorp. The Company is holding its annual meeting on May 17. Your vote in favor of the Company’s proposals is very important. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of the Company’s proposals.

In addition to the election of directors, the Company is asking shareholders to approve an amendment to the Company’s Bylaws to increase the authorized number of directors. The Company has agreed to increase the size of the Board to allow three individuals designated by the Carpenter Funds to serve as directors. As you know, the Company entered into a stock purchase agreement with the Carpenter Funds pursuant to which they recently purchased a total 4,201,277 shares of the Company’s common stock, at a per share purchase price of $6.26, in cash, resulting in a total purchase price of $26.3 million. Since that sale of the shares has been consummated, the Carpenter Funds have become entitled to designate three individuals to serve as members of the Board.

If you didn’t receive or have misplaced your proxy materials, if you have any questions or if you need assistance with voting, please contact us immediately at our toll free number (877) 870-8565. Thank you for your time and please remember that your vote in favor of these proposals is very important – for the Company and for you. Please vote today!

ABOUT PACIFIC MERCANTILE BANCORP

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

STOCK PRICE

Pacific Mercantile Bancorp shares are traded on NASDAQ under the symbol PMBC.

The closing price of the shares was $5.78 on May 8, 2012.

(Note to Solicitors: Please have the current stock price available before making the call).